Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report, which is included in the annual report on Form 10-KSB of Manhattan Pharmaceuticals, Inc. and includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 18, 2005 on our audits of the consolidated financial statements of Manhattan Pharmaceuticals, Inc. as of December 31, 2004 and 2003, and for the years then ended, and the period from August 6, 2001 (date of inception) to December 31, 2004. We also consent to the reference to our firm under the caption "Experts."

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 8, 2006